Exhibit 10.1

VOTING AGREEMENT

VOTING AGREEMENT, dated as of March 15, 2010 (this “Agreement”), among Silicon Storage Technology, Inc., a California corporation (the “Company”), and Bing Yeh, Deborah Yeon-May Yeh, Golden Eagle Capital L.P. and Yeh Family Trust U/T/D dated August 14, 1995 (individually, each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, as of the date hereof, and except as noted on Exhibit A hereto and other than (i) pursuant to this Agreement and (ii) to the extent, if any, otherwise set forth in the term sheet signed December 28, 2009 by Bing Yeh with Cerberus Capital Management, L.P. (the “Term Sheet”), each Shareholder, severally and not jointly, represents and warrants to the Company that he, she or it owns of record and beneficially and has good, valid and marketable title to, free and clear of any Lien, proxy, voting restriction, limitation on disposition, adverse claim of ownership or use or encumbrance of any kind, and has the sole power to vote and full right, power and authority to sell, transfer and deliver, the number of shares of common stock, no par value per share, of the Company (“Company Common Stock”) as set forth opposite such Shareholder’s name on Exhibit A hereto (all such shares of Company Common Stock and any shares of Company Common Stock of which ownership of record or the power to vote is hereafter acquired by the Shareholder prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, the Company is currently a party to that certain Agreement and Plan of Merger, dated February 2, 2010, as amended, by and among the Company, Microchip Technology Incorporated, a Delaware corporation (“Parent”) and Sun Acquisition Corporation, a Delaware corporation (“Merger Sub”) (the “Merger Agreement”; terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), which provides, upon the terms and subject to the conditions thereof, for the merger of Merger Sub with and into the Company (the “Merger”);

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the Shareholder hereby agrees as follows:

1. Agreement to Vote Shares; Grant of Proxy. In compliance with the provisions of Section 706(a) of the CCC, each Shareholder, by this Agreement, with respect to such Shareholder’s Shares, severally and not jointly, hereby agrees to vote, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, all of such Shareholder’s Shares (a) in favor of the approval of the principal terms of the Merger and the adoption of the Merger Agreement, and (b) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the shareholders of the Company and (c) notwithstanding the foregoing provisions of this Section 1, so long as (i) the Company has received a proposal to enter into an alternate agreement (an “Alternate Acquisition Agreement”), which causes the Company to elect to terminate the Merger Agreement, or a future Alternate Acquisition Agreement, because such proposal constitutes a Superior Proposal pursuant to the Merger Agreement or any future Alternate Acquisition Agreement, in order to enter into an Alternate Acquisition Agreement implementing any such Superior Proposal (each such event, a “Superior Proposal Event”) and (ii) the Company Board’s (or the Strategic Committee’s) recommendation in favor of the adoption of any such Alternate Acquisition Agreement remains in effect and has not been adversely modified or withdrawn, then if the Company Board or the Strategic Committee request in writing, at any meeting of the holders of Common Stock for the purpose of voting on the principal terms of the transactions contemplated by, and adoption of, any such Alternate Acquisition Agreement, however called, and at every adjournment or postponement thereof, in favor of the approval of the principal terms of the transactions contemplated by, and adoption of, any Alternate Acquisition Agreement, including any action required in furtherance thereof. Each Shareholder, severally and not jointly, further agrees to grant a proxy to Edward Yang (and agrees to execute such documents or certificates evidencing such proxy as the foregoing may reasonably request) to vote such Shareholder’s Shares in accordance with the foregoing. AS PERMITTED PURSUANT TO SECTION 705(e)(5) OF THE CCC, THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST. Notwithstanding another provision of this Agreement, the Company may not sell, assign, transfer (including by operation of law), lien, pledge, dispose or otherwise encumber this Agreement or the proxy granted hereby and any actual or attempted sale, assignment, transfer, pledge, lien, pledge, disposition or encumbrance of this Agreement or such proxy by the Company shall be void, shall not vest any rights in any person or entity and shall result in the immediate termination of this Agreement and such proxy.

2. Transfer of Shares. Each Shareholder agrees, severally and not jointly, that he, she or it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, (b) deposit any Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares.

3. Termination. The obligations of each Shareholder under this Agreement shall terminate upon the earliest of (i) the closing of the transaction contemplated by the Merger Agreement (or any Alternate Acquisition Agreement), (ii) May 31, 2010 and (iii) any actual or attempted sale, assignment, transfer, pledge, lien, pledge, disposition or encumbrance of this Agreement or proxy referred to in Section 1. Nothing in this Section 3 shall relieve any party of liability for any breach of this Agreement.

4. Term Sheet. Notwithstanding any other provision of this Agreement, no Shareholder shall be required to take, or refrain from taking, any action that would result in Bing Yeh being in breach of, or incurring any liability under, the Term Sheet.

5. Third Party Beneficiaries. Except with respect to Parent, Merger Sub, and any subsequent purchaser pursuant to any Alternate Acquisition Agreement, who are expressly third party beneficiaries of this Agreement, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6. Indemnification.

(a) The Company shall indemnify, defend and hold harmless each Shareholder and, if applicable, such Shareholder’s partners and trustees (the “Indemnified Parties”), against any payments made or payable by any Indemnified Party in respect of (i) costs and expenses (including reasonable attorneys’ fees) incurred, (ii) judgments, fines, losses, amounts paid in settlement, claims, penalties and damages incurred or suffered and (iii) liabilities incurred by any Indemnified Party arising by reason of such Shareholder entering into and performing this Agreement, whether civil, criminal, administrative or investigative (including the advancement of reasonable attorney’s fees and disbursements, which shall be paid, reimbursed or advanced by the Company on a monthly basis prior to the final disposition thereof without the requirement of any bond or other security).

(b) After receipt by an Indemnified Party of notice of its involvement in any new action, suit, proceeding, arbitration or investigation arising after the date hereof, the Indemnified Party shall, if a claim for indemnification in respect thereof is to be made against the Company pursuant to

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Section 6(a), promptly notify the Company of such involvement. Failure by an Indemnified Party to so notify the Company shall relieve the Company from the obligation to indemnify the Indemnified Party pursuant to this Section 6 only to the extent that the Company suffers actual prejudice as a result of such failure. The Company shall be entitled to assume the defense of any such action, suit, proceeding, arbitration or investigation as well as any action, suit, proceeding, arbitration or investigation existing prior to the date hereof and subject to indemnification pursuant to Section 6(a), with counsel reasonably satisfactory to the Indemnified Party. Without limiting the Company’s obligation to indemnify, defend and hold harmless the Indemnified Party pursuant to Section 6(a), upon assumption by the Company of the defense of any such action, suit, proceeding, arbitration or investigation, the Indemnified Party shall have the right to participate in such action, suit, proceeding, arbitration or investigation and to retain its own counsel at the Company’s expense; provided, however, that the Company shall not, in connection with any one such action, suit, proceeding, arbitration or investigation or separate but substantially similar actions, suits, proceedings, arbitrations or investigations arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action, suit, proceeding, arbitration or investigation. The Company shall not consent to the terms of any compromise or settlement of any action, suit, proceeding, arbitration or investigation defended by the Company in accordance with the foregoing without the prior written consent of the Indemnified Party, unless such compromise or settlement (i) includes an unconditional release of the Indemnified Party from all liability arising out of such action, suit, proceeding, arbitration or investigation and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any Indemnified Party.

(c) With respect to Bing Yeh only in his capacity as an officer and director of the Company, nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of its directors, agents or shareholders, it being understood and agreed that the indemnification provided for in this Section 6 is not prior to or in substitution for any such claims under such policies.

(d) If the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any one Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company shall assume the obligations set forth in this Section 5. In the event the Company enters into an Alternate Acquisition Agreement, it shall take all actions necessary to ensure that such Alternate Acquisition Agreement contains a provision regarding the acquiror’s and the surviving corporation’s continuation of director and officer indemnification rights that is substantively equivalent to Section 6.7 of the Merger Agreement.

(e) The rights of Bing Yeh, in his capacity as an officer and director of the Company, under this Section 6 shall be in addition to any rights he may have under the charter or bylaws of the Company or any of its subsidiaries, under California law or any other applicable Laws or under any agreement of Bing Yeh, in his capacity as an officer and director of the Company, with the Company or any of its subsidiaries. These rights shall survive the termination of this Agreement and consummation of any acquisition of the Company and are intended to benefit, and shall be enforceable by, Bing Yeh.

7. Miscellaneous. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company, whether or not the transactions contemplated hereby are consummated; all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be

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deemed to have been duly given upon receipt) by delivery in person, by telecopy or e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the Company, c/o James Boyd, Chief Financial Officer at 1020 Kifer Road, Sunnyvale, CA 94086 (Facsimile No: (408) 735-9036/email: jboyd@sst.com), and to any Shareholder, c/o Bing Yeh at P.O. Box 4848, Mountain View, California 94040; if any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; this Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; this Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise); this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; the parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or in equity; this Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State; this Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement; from time to time, at the request of the Company, in the case of any Shareholder, or at the request of any Shareholder, in the case of the Company, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary or desirable to consummate the transactions contemplated by this Agreement; each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Notwithstanding any of the provisions of this Agreement, the parties acknowledge that Bing Yeh is a director of the Company and agree that he will act in his capacity as a director of the Company solely in accordance with his duties to the Company and its shareholders.

[Remainder of Page Intentionally Blank]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SILICON STORAGE TECHNOLOGY, INC.

/s/ James B. Boyd
Name: James Boyd Title: Chief Financial Officer

/s/ Bing Yeh
Bing Yeh

/s/ Deborah Yeon-May Yeh
Deborah Yeon-May Yeh

GOLDEN EAGLE CAPITAL, L.P.

By:	/s/ Bing Yeh
Bing Yeh, General Partner

By:	/s/ Deborah Yeon-May Yeh
Deborah Yeon-May Yeh, General Partner

YEH FAMILY TRUST U/T/D DATED AUGUST 14, 1995

By:	Bing Yeh and Deborah Yeon-May Yeh, as Co-Trustees of the Yeh Family Trust U/T/D dated August 14, 1995

By:	/s/ Bing Yeh
Bing Yeh, Trustee

By:	/s/ Deborah Yeon-May Yeh
Deborah Yeon-May Yeh, Trustee

EXHIBIT A

SHARES

Name of Shareholder	Number of Shares of Company Common Stock Owned Beneficially and of Record
Bing Yeh	10,894,876	[1]
Deborah Yeon-May Yeh	10,618,000
Yeh Family Trust U/T/D dated August 14, 1995	3,038,163
Golden Eagle Capital L.P.	7,579,837

[1]

Includes options to purchase 186,276 shares of Company Common Stock upon the exercise of stock options exercisable within 60 days of February 2, 2010. These underlying shares are not “owned of record”.